NUMBER

Creative Global Technology Holdings Limited

CERT.9999

INCORPORATED UNDER THE LAWS OF THE CAYMAN ISLANDS

$0.001 PAR VALUE ORDINARY SHARES

CUSIP 999999ZZ9

ORDINARY SHARES

THIS CERTIFIES THAT * SPECIMEN *

Is The Owner of * AND 00/100 *

FULLY PAID AND NON-ASSESSABLE SHARES OF ORDINARY SHARES OF
Creative Global Technology Holdings Limited

Transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

COUNTERSIGNED AND REGISTERED:

VSTOCK TRANSFER, LLC
Transfer Agent and Registrar

By:______________________________

AUTHORIZED SIGNATURE